UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 13, 2007

EFJ, INC.

(Exact Name of Registrant as Specified in its Charter)

0-21681	47-0801192
(Commission File Number)	(IRS Employer Identification No.)

1440 CORPORATE DRIVE

IRVING, TEXAS 75038

(Address of Principal Executive Offices, Including Zip Code)

(972) 819-0700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) On November 13, 2007, the Board of Directors of EFJ, Inc. (the “Company”) appointed Mr. Massoud Safavi as Chief Operating Officer. Mr. Safavi, who is 55 years old, was appointed President and Chief Operating Officer of the Company’s Secured Communications division in October 2006. Mr. Safavi previously served as Senior Vice President of Finance and Chief Financial Officer of the Company beginning in October 1999 until his resignation in March 2005. Between March 2005 and October 2006, Mr. Safavi was the owner and president of a management consulting firm. Information about Mr. Safavi’s previous compensatory relationships with the Company can be found in the Company’s definitive proxy statement for its 2007 annual meeting of stockholders filed with the Securities and Exchange Commission on April 30, 2007.

On November 15, 2007, the Company entered into an employment letter with Mr. Safavi (the “Employment Letter”) and Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. The Employment Letter provides for Mr. Safavi’s employment as Chief Operating Officer on an at-will basis at a base salary of $325,000 per year. In addition, Mr. Safavi will be eligible to participate in the Company’s Management Incentive Program with the opportunity to receive up to 80% of his base salary in annual bonus compensation. Mr. Safavi will also receive a relocation allowance up to $200,000 (including any “gross-up amounts” applied to offset income tax liabilities on reimbursed relocation expenses) pursuant to a Relocation Policy, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference. Mr. Safavi will continue to be entitled to continue to participate in the Company’s standard employee benefit programs.

The Employment Letter provides that, subject to the approval of the Board of Directors, Mr. Safavi will receive a grant of 100,000 restricted share units under the provisions of the Company’s 2005 Omnibus Incentive Compensation Plan. The units shall vest over four years with one-fourth of the units vesting at the end of the first year and then yearly thereafter.

In the event Mr. Safavi’s employment is terminated within one year following a “change in control” (as such term is defined in the Employment Letter), or if there is a substantial change in responsibility or compensation for Mr. Safavi within one year of a change in control, he will be entitled to receive (i) a lump sum separation payment in an amount equal to two (2) years of base salary; (ii) accelerated vesting of all outstanding long-term compensation awards; (iii) payment of a lump sum amount in lieu of medical benefits equal to Mr. Safavi’s COBRA contribution for one year’s benefits and (iv) consideration for a transaction bonus if deemed appropriate by the Board of Directors. The foregoing benefits are conditioned on Mr. Safavi executing a release in favor of the Company. A “change in control” includes (i) the sale of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company if after such transaction, 50% or more of the voting power of the outstanding securities of the Company are owned by person who are not stockholders of the Company prior to such transaction or (iii) any person or entity becoming the owner of more than 50% of the outstanding voting securities of the Company.

In the event Mr. Safavi’s employment is terminated by the Company other than in relation to commission of a crime involving moral turpitude or a failure to perform the material duties of his job duties a material breach of the Employment Letter, Mr. Safavi is entitled to (i) a lump sum separation payment in an amount equal to one (1) year of base salary and (ii) payment of a lump sum amount representing the value of medial benefits equal to the same premium rates paid by active employees of the Company. The foregoing benefits are conditioned on Mr. Safavi executing a release in favor of the Company.

In the event Mr. Safavi’s job responsibilities or compensation are substantially changed, Mr. Safavi may terminate his employment with the Company on three (3) months notice and is entitled to receive (i) a lump sum separation payment in an amount equal to one (1) year of base salary; (ii) accelerated vesting of all long-term incentive compensation awards due to vest within one year of the termination date; and (iii) a lump sum equivalent to the amount of the employee portion of the group insurance premium for one year. The foregoing benefits are conditioned on Mr. Safavi executing a release in favor of the Company. For purposes of the Employment Letter, a substantial change in job responsibilities or compensation is equal to new job with a corresponding reduction in duties and responsibilities which are not consistent with those normally associated with his existing job title, or a reduction in salary, other than a general salary reduction applied to other members of the executive group.

2

Pursuant to the Employment Agreement, Mr. Safavi has agreed that his employment relationship will be “at-will” and that he will not compete with the Company or solicit business or customers away from the Company during the term of the Employment Agreement and for a two-year term thereafter.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the exhibits attached to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 EXHIBITS

(d)	The following is a list of the exhibits filed herewith.

Exhibit Number	Description

10.1	Employment Offer Letter, executed on November 15, 2007

10.2	Employment Agreement (including Noncompete Agreement), dated November 15, 2007

10.3	Relocation Policy, dated November 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFJ, INC.

Dated: November 16, 2007	By:	/s/ Jana Ahlfinger Bell
	Name:	Jana Ahlfinger Bell
	Title:	Executive Vice President and Chief Financial Officer